EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2000 Employee Stock Plan of tw telecom inc. of our reports dated February 23, 2009, with respect to the consolidated financial statements and schedule of tw telecom inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of tw telecom inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

January 12, 2010